Exhibit 99.1
iPASS REPORTS THIRD QUARTER 2005 RESULTS
iPass Expands Channel Relationships and Continues Double Digit
Broadband Growth in Revenue and Users
REDWOOD SHORES, Calif. — November 1, 2005 — iPass Inc. (Nasdaq: IPAS) today announced financial results for its third quarter ended September 30, 2005:
•	Revenues were $41.9 million, compared with $43.1 million for the second quarter, while broadband revenues continued to grow, up 15 percent from the previous quarter.

•	Net income, calculated on a GAAP basis was $4.2 million, or $0.06 per diluted share compared with $3.3 million, or $0.05 per diluted share for the second quarter of 2005.

•	Non-GAAP net income for the third quarter, which excludes non-cash amortization of stock-based compensation and amortization of intangibles, was $5 million, or $0.08 per diluted share compared with $4.2 million, or $0.06 per diluted share for the second quarter of 2005.
“As our enterprise customers continue to transition from traditional dial up to broadband connectivity, iPass has enjoyed six consecutive quarters of double digit growth in both users of and revenues from broadband.” said Ken Denman, iPass Chairman and CEO. “iPass also added a number of new blue-chip customers to our worldwide customer base further demonstrating our continued ability to attract new customers, while we operate the business profitably and generate strong cash flow from operations.”
iPass also announced that during the third quarter it continued to build and grow its business through strong channel partnerships, and has signed agreements with four of the world’s top 50 telecommunications companies to deliver co-branded services under iPass’ new FlexConnect program. This program enables a suite of customized service offerings built on the iPass service platform. Select iPass partners who own networks will be able to integrate these networks with the iPass global virtual network to create co-branded offerings that can be resold to their enterprise customers.
“The FlexConnect program strengthens iPass’ ability to grow revenue through indirect channels and extend our services to new markets more rapidly,” said Mr. Denman. “Three of our FlexConnect partners have joined this program in the past four months, and include global provider Cable & Wireless and Australia’s leading carrier, Telstra. In aggregate, the four partners have committed to revenues of more than $10 million over the next three years, demonstrating a strong demand for our world class virtual network, universal client software and back-office capabilities.”
Other Financial Highlights
•	Broadband revenues grew 15 percent to approximately $2.4 million, up from approximately $2.1 million the previous quarter.

•	Revenues from the company’s broadband and service fee revenues accounted for 20 percent of revenues in the quarter versus 8 percent during the same period last year.

•	The company ended the third quarter with $177 million in cash, cash equivalents and short-term investments, and no debt.

Business and Operational Highlights
•	The company reported that there were over 42,000 broadband users in the month of September 2005, compared with 35,000 in June 2005, highlighting the continued trend of double digit percentage growth in broadband users.

•	iPass finished the third quarter with over 25,500 broadband access points available in 67 countries.

•	iPass added six new Forbes Global 2000 customers during the third quarter, bringing its total to 276.

•	iPass reported that 109 of the Fortune 500 companies are iPass customers, or 20% of this important market.
Company Outlook
The following statements are based on information available to iPass today, and iPass does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward-looking, and actual results may differ materially.
For the quarter ended December 31, 2005, iPass projects revenue of approximately $39 million to $42 million, fully diluted GAAP earnings per share of approximately $0.02-0.04 and fully diluted non-GAAP earnings per share of approximately $0.03-0.05. The difference between the projected fully diluted GAAP earnings per share and the projected fully diluted non-GAAP earnings per share of $0.01 is based on expected amortization of stock-based compensation of $225,000, as well as the expected amortization of intangibles of $590,000 for the fourth quarter of 2005 which, when divided by an expected 66.6 million fully diluted shares outstanding, results in the $0.01 difference.
Conference Call
iPass will host a public conference call today to discuss this announcement at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time).
The call will be webcast on iPass’ web site at http://investor.ipass.com and a replay will also be available until iPass’ earnings call for its fourth quarter 2005 financial results. The dial-in numbers for the replay are 1-888-286-8010 (U.S. and Canada) and 1-617-801-6888 (international). The ID number for the replay call is 16098837. The audio replay will be available on the company’s website for two weeks following the date of the call at www.ipass.com.
Cautionary Statements
iPass’ projections of its fourth quarter 2005 financial results under the caption “Company Outlook” in this press release, as well as statements regarding the benefits to iPass of its introduction of its Flex-Connect product, are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; volatility in the telecommunications and technology industries, which may make it difficult for iPass to expand its services; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass’ services; historically iPass has not always enforced its minimum commitments under its contracts, and if it continues this pattern then the full $10 million of committed revenues from the four FlexConnect partners may not be realized; increased competition, which may cause pricing pressure on the fees iPass charges; iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; and iPass may not be able to establish additional relationships with broadband access point providers at the level iPass expects if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers. Detailed information about potential factors that could affect iPass’ business, financial condition and results of operations is included in iPass’ Quarterly Report on Form 10-Q under the caption “Factors Affecting Operating Results” in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2005 and available at the SEC’s Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.
Information Regarding Non-GAAP Financial Measures
iPass provides non-GAAP net income and non-GAAP earnings per share data as additional information for its operating results. These measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Non-GAAP net income and non-GAAP earnings per share exclude the effect of amortization of stock-based compensation and the amortization of intangibles. Management excludes the effect of amortization of stock-based compensation and amortization of intangibles as management does not believe that these charges are directly applicable to the core operating performance of iPass. As a result, management excludes the effect of these charges for budgeting purposes, as well as for analyzing the underlying performance of iPass. Management believes that although GAAP measures are important for investors to understand, providing investors with these non-GAAP measures provides investors additional important information to enable them to assess, in the way that management assesses, both the current and future operations of iPass.
     The reconciliation of non-GAAP financial measures set forth at the beginning of this press release for the third quarter of 2005 is set forth in the financial statements at the end of this press release. The reconciliation of non-GAAP financial measures set forth at the beginning of this press release for the second quarter of 2005 is as follows:
A reconciliation between net income on a GAAP basis and non-GAAP net income is as follows:

GAAP net income	$3,331
(a) Amortization of stock-based compensation	315
(b) Amortization of intangibles	591
Non-GAAP net income	$4,237
A reconciliation between diluted net income per share on a GAAP basis and non-GAAP diluted net income per share is as follows:

GAAP diluted net income per share	$0.05
Per share effect of amortization of stock-based compensation and intangibles	0.01

Non-GAAP diluted net income per share	$0.06
Other non-GAAP financial measures set forth in the financial statements are reconciled following those statements.

About iPass Inc.
iPass Inc. (NASDAQ: IPAS) delivers simple and manageable enterprise mobility services, maximizing the productivity of workers as they move between office, home and remote locations. iPass security services — based on unique Policy Orchestration capabilities — work to close the gaps in protecting computers, network assets, user identities and data whenever users connect over the Internet. iPass connectivity services utilize the iPass global virtual network, a unified network of hundreds of dial-up, wireless and broadband providers in over 160 countries. iPass services are the choice of hundreds of Global 2000 corporations including General Motors, John Deere and Mellon Financial. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia Pacific. For more information visit www.ipass.com.
NOTE: iPass(R) is a registered trademark of iPass Inc.

CONTACT:
Investor Relations	Media Relations
Tim Shanahan	John Sidline
650-232-4260	503-624-2333
Director, Investor Relations	Manager, Corporate Communications
ir@iPass.com	pr@ipass.com
Source: iPass Inc.

iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues	$41,881	$41,912	$129,078	$123,001
Operating expenses:
Network access	10,568	9,443	31,423	27,690
Network operations	5,085	4,752	15,665	14,169
Research and development	4,237	3,337	13,084	9,697
Sales and marketing	12,227	11,416	37,975	34,227
General and administrative	4,252	4,513	13,064	13,023
Amortization of stock-based compensation (a)	237	480	912	1,890
Amortization of intangibles (b)	592	21	1,775	21

Total operating expenses	37,198	33,962	113,898	100,717

Operating income	4,683	7,950	15,180	22,284

Other income, net	993	590	2,717	1,493

Income before income taxes	5,676	8,540	17,897	23,777

Provision for income taxes	1,466	3,334	6,267	9,385

Net income	$4,210	$5,206	$11,630	$14,392

Net income per share:
Basic	$0.07	$0.08	$0.18	$0.24
Diluted	$0.06	$0.08	$0.18	$0.22
Number of shares used in per share calculations:
Basic	63,461,175	61,352,058	62,918,027	60,400,040
Diluted	66,122,504	65,463,843	65,773,335	65,558,403

A reconciliation between net income on a GAAP basis and non-GAAP net income is as follows:

GAAP net income	$4,210	$5,206	$11,630	$14,392
(a) Amortization of stock-based compensation	237	480	912	1,890
(b) Amortization of intangibles	592	21	1,775	21

Non-GAAP net income	$5,039	$5,707	$14,317	$16,303

A reconciliation between diluted net income per share on a GAAP basis and non-GAAP diluted net income per share is as follows:

GAAP diluted net income per share	$0.06	$0.08	$0.18	$0.22
Per share effect of amortization of stock-based compensation and intangibles	0.02	0.01	0.04	0.03

Non-GAAP diluted net income per share	$0.08	$0.09	$0.22	$0.25

iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of $250 at September 30, 2005	$28,969	$34,395
Short-term investments	148,252	117,940
Accounts receivable, net	23,651	23,884
Prepaid expenses and other current assets	3,203	3,161
Deferred income tax assets	4,108	8,642

Total current assets	208,183	188,022
Property and equipment, net	9,229	10,111
Other assets	1,172	1,224
Acquired intangibles, net	9,368	11,143
Goodwill	20,013	20,013

Total assets	$247,965	$230,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,183	$9,154
Accrued liabilities	14,641	14,137

Total current liabilities	24,824	23,291

Total liabilities	24,824	23,291

Stockholders’ equity:
Common stock	64	63
Additional paid-in capital	243,941	240,629
Deferred stock-based compensation	(819)	(1,782)
Accumulated other comprehensive income (loss)	(411)	(424)
Accumulated deficit	(19,634)	(31,264)

Total stockholders’ equity	223,141	207,222

Total liabilities and stockholders’ equity	$247,965	$230,513